                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                                Centocor, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (4) Date Filed:

                                 CENTOCOR, INC.

                          MALVERN, PENNSYLVANIA 19355

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 17, 1995

                               ----------------

TO THE SHAREHOLDERS:

  The annual meeting of shareholders of Centocor, Inc. will be held at the Company's principal office, 200 Great Valley Parkway, Great Valley Corporate Center, Malvern, Pennsylvania, on Wednesday, May 17, 1995, at 10:00 A.M. for the following purposes:

    1. To elect nine members of the Board of Directors, each to serve until the next annual meeting.

    2. To consider and take action upon a proposal to amend the Company's 1989 Non-Employee Directors' Non-Qualified Stock Option Plan to increase by 400,000 the number of shares for which options may be granted pursuant to the Plan.

    3. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed March 17, 1995 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of record of the Company at the close of business on March 17, 1995 will be entitled to notice of and to vote at the meeting.

  Please complete, date and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote in person.

                                          George D. Hobbs
                                          Secretary

April 10, 1995

                                 CENTOCOR, INC.

                                PROXY STATEMENT

                                  INTRODUCTION

  The accompanying proxy is solicited by the Board of Directors of Centocor, Inc., 200 Great Valley Parkway, Great Valley Corporate Center, Malvern, Pennsylvania 19355. Copies of this Proxy Statement and the accompanying proxy are being mailed on or after April 10, 1995 to the holders of record of Common Stock on March 17, 1995. A proxy may be revoked by a shareholder at any time prior to its use by giving written notice of such revocation to the Secretary of the Company, by appearing at the meeting and voting in person, or by returning a later dated proxy. The expense of this solicitation will be paid by the Company. Some of the officers and employees of the Company may solicit proxies personally and by telephone. The Company may use the services of D. F. King & Co., Inc. to aid in the solicitation of proxies at an anticipated fee of $5,500 plus reasonable expenses.

  Holders of Common Stock of record at the close of business on March 17, 1995 will be entitled to vote at the meeting. On that date, the Company had 58,074,424 shares of Common Stock outstanding. Each shareholder is entitled to cast on a matter one vote per share on all items of business properly presented at the meeting, except that shareholders have cumulative voting rights with respect to the election of directors, as described below. Under Pennsylvania law and the by-laws of the Company, the presence of a quorum is required to transact business at the meeting. The presence at the meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast shall constitute a quorum. Proxies received with votes withheld or abstentions will be counted in determining the presence of a quorum but will not be voted. Broker non-votes will not be counted in determining the presence of a quorum and will not be voted. As a result, votes withheld, abstentions and broker non-votes will have no impact on any matter submitted to the shareholders for a vote, assuming a quorum is present for such matter, except as set forth under "Amendment to the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan."

  Shareholders have cumulative voting rights with respect to the election of directors. Each shareholder is entitled to cast the number of votes in the election of directors that is equal to the number of shares of Common Stock held by such shareholder on the record date, multiplied by the number of directors to be elected. A shareholder may cast all such votes for a single nominee or may distribute votes among nominees as the shareholder sees fit. The nine nominees for director receiving the highest number of votes cast by shareholders entitled to vote thereon will be elected to serve on the Board of Directors.

                             ELECTION OF DIRECTORS

  Nine directors are to be elected at the annual meeting of shareholders to serve one-year terms until the 1996 annual meeting of shareholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of Anthony B. Evnin, William F. Hamilton, David P. Holveck, Antonie T. Knoppers, Ronald A. Matricaria, Hubert J.P. Schoemaker, Richard D. Spizzirri, Lawrence Steinman and Jean C. Tempel, unless authority to vote for one or more of such nominees is specifically withheld in the proxy. All of the nominees are currently directors of the Company. The persons named in the proxy will have the right to vote cumulatively and to distribute their votes among such nominees as they consider advisable. All the nominees have informed the Board of Directors that they are willing to serve as directors, but if any of them should decline to serve or become unavailable for election as a director at the meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

  The following table sets forth, as of March 17, 1995, information as to the nominees, including their recent employment, positions with the Company, if any, other directorships and age.

                                                                    YEAR FIRST
          NAME, AGE, PRINCIPAL OCCUPATIONS AND BUSINESSES            ELECTED
      DURING LAST FIVE YEARS AND OTHER CURRENT DIRECTORSHIPS         DIRECTOR
      ------------------------------------------------------        ----------
Anthony B. Evnin, 54...............................................    1980
 General Partner of Venrock Associates, a venture capital limited partnership. Director, AgriDyne Technologies Inc., Arris Pharma-
 ceutical Corporation, Athena Neurosciences, Inc., Genetics Insti-
 tute, Inc., IDEXX Laboratories, Inc., Intelligent Surgical Lasers,
 Inc., Kopin Corporation, Opta Food Ingredients, Inc. and Sugen,
 Inc.
William F. Hamilton, 55............................................    1985
 Landau Professor of Management and Technology at the Wharton
 School of the University of Pennsylvania. Director, Hunt Manufac-
 turing Co., Marlton Technologies, Inc. and Neose Pharmaceuticals,
 Inc...............................................................
David P. Holveck, 49...............................................    1994
 President and Chief Executive Officer of the Company since Novem-
 ber 1992; President and Chief Operating Officer from April 1992 to
 October 1992; and Executive Vice President and President--Diagnos-
 tics Division from December 1988 to April 1992.
Antonie T. Knoppers, 80............................................    1986
 Self-employed business consultant. Former President, Chief Operat-
 ing Officer and Vice Chairman, Merck & Co., Inc., a research-based health products company. Trustee, The Salk Institute. Director,
 Agouron Pharmaceuticals, Inc.
Ronald A. Matricaria, 52...........................................    1994(1)
 President and Chief Executive Officer of St. Jude Medical, Inc., a
 medical device company, since April 1993 and Chairman of the Board since 1995. From 1970 to 1993, Mr. Matricaria was employed by Eli
 Lilly and Company, Inc., a research-based pharmaceutical company, where he served in a variety of capacities, including President of the Medical Devices and Diagnostics Division and Executive Vice
 President of the Pharmaceutical Division and President of its
 North American operations. Director, St. Jude Medical, Inc.,
 Diametrics Medical, Inc., InControl, Inc. and the Health Industry
 Manufacturers Association.
Hubert J.P. Schoemaker, 44.........................................    1983
 Chairman of the Board since November 1987; Chief Executive Officer of the Company from November 1987 to October 1992; President of the Company from 1983 to 1987. Director, Apollon, Inc., Applied
 Technology Genetics Corporation, Myco Pharmaceuticals, Inc. and
 Safeguard Scientifics Inc.
Richard D. Spizzirri, 62...........................................    1994(2)
 Senior Counsel to the law firm of Davis Polk & Wardwell since Jan-
 uary 1995; Partner, Davis Polk & Wardwell from 1967 to 1994. Di-
 rector, Broadcast Partners, Inc. and Sugen, Inc.
Lawrence Steinman, 47..............................................    1991
 Professor of Immunology, Weizmann Institute of Science, Rehovot,
 Israel since 1994; Professor of Neurology and Neurological Sci-
 ences and Pediatrics, Stanford University School of Medicine since
 1991 and Associate Professor of Neurology, Pediatrics and Genet-
 ics, Stanford University School of Medicine from 1985 to 1991.

                                                                    YEAR FIRST
          NAME, AGE, PRINCIPAL OCCUPATIONS AND BUSINESSES            ELECTED
      DURING LAST FIVE YEARS AND OTHER CURRENT DIRECTORSHIPS         DIRECTOR
      ------------------------------------------------------        ----------
Jean C. Tempel, 51.................................................    1993
 General Partner of Technology Leaders L.P., a venture capital af-
 filiate of Safeguard Scientifics Inc., an entrepreneurial technol-
 ogy company, since November 1993; President and Chief Operating
 Officer of Safeguard Scientifics Inc. from January 1992 to Novem-
 ber 1993; Principal, Tempel Partners Inc., a management consulting firm, from 1991 to January 1992; Executive Vice President and
 Chief Operations Officer, The Boston Company, a bank trust compa-
 ny, from 1988 to 1990. Director, Cambridge Technology Partners
 Inc. and Safeguard Scientifics Inc. and Trustee, Scudder Family of
 Mutual Funds.

- - --------
(1) Mr. Matricaria was elected by resolution of the Board of Directors in connection with an increase in the number of directors on July 27, 1994.
(2) Mr. Spizzirri was elected by resolution of the Board of Directors in connection with an increase in the number of directors on December 7, 1994.

COMMITTEES OF THE BOARD OF DIRECTORS

  The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The Audit Committee, consisting of Dr. Evnin, Dr. Hamilton and Ms. Tempel, met two times during 1994. No member of the Audit Committee is a member of the Company's management. The Audit Committee is responsible for determining the adequacy of the Company's internal accounting and financial controls. The Compensation Committee, consisting of Dr. Evnin, Dr. Hamilton, Dr. Knoppers and Mr. Matricaria, met one time during 1994. The Compensation Committee is responsible for reviewing matters pertaining to the compensation of the executive officers of the Company.

BOARD MEETINGS AND ATTENDANCE OF DIRECTORS

  The Board of Directors held six meetings during 1994. Each of the directors attended at least 75% of the aggregate of all meetings of the Board held while he or she was a Board member and of all committees of which he or she was a member during 1994.

COMPENSATION OF DIRECTORS

  Each director who was not an employee of the Company was compensated in the amount of $2,000 for each of six Board of Directors' meetings attended at the Company's Malvern, Pennsylvania offices during 1994. Each director who was not an employee of the Company was also granted options to purchase 15,000 shares of the Company's Common Stock during 1994. In addition, upon joining the Board of Directors in 1994, Mr. Matricaria and Mr. Spizzirri were granted additional options to purchase 12,500 shares and 5,000 shares of the Company's Common Stock, respectively. Options are granted to the Company's directors with an exercise price equal to the closing price of the Company's Common Stock on the date of grant.

                       AMENDMENT TO THE 1989 NON-EMPLOYEE
                   DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN

  At the annual meeting, a proposal will be presented for the shareholders to approve an amendment to the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan ("1989 Directors' Plan"), to increase from 400,000 to 800,000 the number of shares of Common Stock for which options may be granted to directors of the Company who are not otherwise employees of the Company and who have not been employees of the Company for a period of at least one year prior to the date of grant of an option under the 1989 Directors' Plan ("Eligible Directors").

  The purpose of the 1989 Directors' Plan is to assist the Company in attracting and retaining experienced and knowledgeable independent directors and to further promote the identification of such directors' interests with those of the Company's shareholders.

  Each person who first becomes an Eligible Director after August 16, 1989, the date on which the 1989 Directors' Plan was initially approved by the Board of Directors (except any such person who is first elected a director at an annual meeting of shareholders), is automatically granted an option to purchase that number of shares determined by multiplying 15,000 by a fraction, the numerator of which is the number of whole months from the date of such election as a director until the date of the next annual meeting of shareholders of the Company and the denominator of which is 12. Five business days after the date of each annual meeting of shareholders of the Company, an option to purchase 15,000 shares is granted to each Eligible Director elected at such meeting.

  There are currently seven Eligible Directors, all of whom hold options granted pursuant to the 1989 Directors' Plan. Currently, Dr. Evnin holds 75,000 options, Drs. Hamilton and Knoppers each hold 90,000 options, Mr. Matricaria holds 12,500 options, Mr. Spizzirri holds 5,000 options, Dr. Steinman holds 55,000 options and Ms. Tempel holds 28,850 options under the 1989 Directors' Plan. Each of these seven directors has an interest in the approval of the proposed amendment to the 1989 Directors' Plan and will benefit as the recipient of options to be granted thereunder if the proposed amendment is approved by the shareholders. As a result of the previous granting of options to acquire an aggregate of 388,750 shares of the Company's Common Stock under the 1989 Directors' Plan and the provision therein requiring the grant of an option to purchase 15,000 shares to each Eligible Director elected at an annual meeting of shareholders, the election at the 1995 annual meeting of the seven nominees who, if so elected, will be Eligible Directors would result in the requirement to issue options covering more shares of the Company's Common Stock than are currently authorized under the 1989 Directors' Plan.

  The Board of Directors, having considered and approved the proposed amendment to the 1989 Directors' Plan on February 15, 1995, recommends that you vote FOR the proposed amendment in order to continue the annual granting of options to Eligible Directors under the 1989 Directors' Plan.

  The proposed amendment to the 1989 Directors' Plan will become effective if it receives the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock present in person or by proxy at the meeting. With respect to this proposal, abstentions and broker non-votes will have the effect of a negative vote. On April 4, 1995, the closing price per share of the Company's Common Stock on the Nasdaq National Market was $15.875.

  Under the terms of the 1989 Directors' Plan, the option exercise price may not be less than the closing price per share of the Company's Common Stock on the date the option is granted and the option expires upon the earlier of a director ceasing to be a director (subject to extension in the case of death or removal for any reason other than for cause) or ten years from the date of grant.

  Under the terms of the 1989 Directors' Plan, the price payable upon exercise of options may be paid in cash, or, in the discretion of the Board of Directors, obligations, services performed whether or not contracted for, contracts for services to be performed or any other tangible or intangible property, including shares of the Company's Common Stock which have been owned by the optionee for at least six months and have a fair market value on the date of exercise equal to the option price, or any combination thereof.

  Subject to the provisions of the 1989 Directors' Plan regarding expiration or termination of options, on the first day of the first month after the date of grant of an option, the option shall become exercisable as to two percent of the shares subject thereto, and on each monthly anniversary of such date, the option shall become exercisable as to an additional two percent of the shares subject thereto.

  Upon the occurrence of certain events constituting a change in control of the Company, all outstanding options granted under the 1989 Directors' Plan will automatically become fully exercisable. Simultaneously with the grant of an option pursuant to the 1989 Directors' Plan, a limited stock appreciation right ("LSAR") with respect to all of the shares covered by such option shall automatically be granted. Each LSAR provides that in the event of any acceleration of the exercisability of the option which occurs more than six months after the date of grant of the LSAR, the optionee shall have the right, for a period commencing on acceleration of the exercisability of the option and terminating thirty days thereafter, to exercise the LSAR. For each share for which an LSAR is exercised, the optionee will receive an amount in cash equal to the difference between (1) the exercise price per share of the option to which the LSAR relates and (2) the fair market value per share of the Common Stock issuable upon exercise of the option on the date the LSAR is exercised.

  A charge to the Company's earnings will be required if, under the facts and circumstances, it is likely that the LSARs will become exercisable and that optionees will exercise such rights. The charge would be measured by the difference between the then current value of the Common Stock and the exercise price of the option. The charge so accrued may be required to be adjusted based on changes in the current value of the Common Stock during any period in which the LSARs are exercisable.

  Because LSARs, if exercised, will result in cash demands on the Company, LSARs may be considered to have an adverse effect on attempts to acquire control of the Company. To the extent that the issuance of LSARs impedes such an acquisition, the 1989 Directors' Plan may serve to perpetuate the existing management of the Company.

  The Board of Directors of the Company may make any amendments to the 1989 Directors' Plan which it deems necessary or advisable, provided that the Board may seek shareholder approval of an amendment if determined to be required by or advisable under regulations of the Securities and Exchange Commission or the Internal Revenue Service, under the rules of any stock exchange or system on which the Company's Common Stock is listed, or other applicable law or regulation.

  Federal Income Tax Consequences. The grant by the Company of an option or an option with an LSAR is not a taxable event to the optionee. Generally, an optionee recognizes ordinary income upon the exercise of the option in an amount equal to the "spread" or the excess of the fair market value of the shares on that date over the exercise price of the option. Any subsequent gain or loss on disposition of the shares will be capital gain or loss if the shares are held by the optionee for investment. If the disposition of the shares could subject the optionee to suit under Section 16(b) of the Securities Exchange Act of 1934, the receipt of shares upon exercise of a non-qualified stock option is not taxable until the earlier of the expiration of the six-month period referred to in Section 16(b) or the first day on which the sale of such shares will not subject the optionee to suit under Section 16(b), at which time the optionee recognizes ordinary income in an amount equal to the "spread", if any, on the date of such expiration. Alternatively, the optionee may elect under Internal Revenue Code Section 83(b) to include the "spread" in his income at the time the option is exercised. Upon exercise of an LSAR, the amount of cash received is taxable to the optionee as ordinary income.

  The Company generally will be entitled to deduct any amount the optionee is required to include in ordinary income at the time such amount is so includable, provided that such amount is not deemed to be an "excess parachute payment" (i.e., a payment due upon a change of control of the Company that is in excess of reasonable compensation).

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  To the best of the Company's knowledge, the following entities were the only beneficial owners of more than five percent of the Company's Common Stock as of March 17, 1995:

               NAME AND ADDRESS OF                NUMBER OF SHARES OF PERCENT OF
                BENEFICIAL OWNER                     COMMON STOCK       CLASS
               -------------------                ------------------- ----------
Amerindo Investment
Advisors Inc. ...................................     3,271,219(1)       5.6%
 One Embarcadero
 Suite 2300
 San Francisco, CA 94111
Ardsley Advisory Partners........................     3,790,200(2)       6.5%
 646 Steamboat Road
 Greenwich, CT 06830

- - --------
(1) Based on a copy of Schedule 13G furnished to the Company under the Securities Exchange Act of 1934 (the "Exchange Act"), Amerindo Investment Advisors Inc. exercises the sole power to vote or direct the vote of such shares and the sole power to dispose or direct the disposition of such shares.
(2) Based on a copy of Schedule 13G furnished to the Company under the Exchange Act, Ardsley Advisory Partners shares the power to vote or direct the vote of such shares and the power to dispose or direct the disposition of such shares with various of its clients for whom the shares were purchased.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of March 17, 1995, the number of shares and percentage of the Company's Common Stock beneficially owned by each director, each executive officer named in the Summary Compensation Table in this Proxy Statement, and all directors and executive officers as a group.

                                                            PERCENTAGE OF COMMON
                                        NUMBER OF SHARES    STOCK OUTSTANDING IF
  NAME                                BENEFICIALLY OWNED(1)   GREATER THAN 1%
  ----                                --------------------- --------------------
Anthony B. Evnin....................          148,652
William F. Hamilton.................          116,274
David P. Holveck....................          412,539
Antonie T. Knoppers.................           87,132
Ronald A. Matricaria................            2,500
Hubert J.P. Schoemaker..............          916,687               1.5%
Richard D. Spizzirri................           90,544
Lawrence Steinman...................           29,600
Jean C. Tempel......................           10,200
Bobba Venkatadri....................           97,941
Martin R. Page......................          137,664
James N. Woody......................           97,941
All directors and executive officers
 as a group.........................        2,235,934               3.7%

- - --------
(1) Includes shares which the individual named in the table has the right to acquire, on or before May 17, 1995, through the exercise of warrants to purchase the Company's Common Stock, the vesting of awards under the Company's 1983 Restricted Common Stock Award Plan, or the
   exercise of stock options pursuant to individual agreements, the Company's 1987 Non-Qualified Stock Option Plan or 1989 Non-Employee Directors' Non-Qualified Stock Option Plan, as follows: Anthony B. Evnin--90,700; William
   F. Hamilton--105,100; David P. Holveck--349,165; Antonie T. Knoppers-- 85,100; Ronald A. Matricaria--2,500; Hubert J.P. Schoemaker--671,865; Richard D. Spizzirri--500; Lawrence Steinman--29,600; Jean C. Tempel--7,800; Bobba Venkatadri--95,833; Martin R. Page--121,900; James N. Woody--178,333; all directors and executive officers as a group--1,740,396.

                       EXECUTIVE OFFICERS OF THE COMPANY

  The executive officers of the Company, who are elected to serve at the discretion of the Board of Directors, are as follows:

   NAME                             AGE                 POSITION
   ----                             ---                 --------
David P. Holveck...................  49 President and Chief Executive Officer
Bobba Venkatadri...................  51 Executive Vice President--Pharmaceutical
                                         Division
Timothy P. Cost....................  35 Senior Vice President--Investor
                                         Relations and Strategic Operations
Martin R. Page.....................  50 Senior Vice President--Regulatory
                                         Affairs and Quality Assurance
James N. Woody.....................  52 Senior Vice President--Research and
                                         Development and Chief Scientific
                                         Officer

  Mr. Holveck has been associated with Centocor since June 1983, as President and Chief Executive Officer since November 1992, as President and Chief Operating Officer from April 1992 to October 1992, and as Executive Vice President and President--Diagnostics Division from December 1988 to April 1992.

  Mr. Venkatadri has been associated with Centocor since March 1992, as Executive Vice President--Pharmaceutical Division since August 1992, and as Vice President--Pharmaceutical Manufacturing from March 1992 to August 1992. Previously, Mr. Venkatadri was Senior Director of Pharmaceutical Operations for Warner-Lambert Puerto Rico, Inc., a division of Warner-Lambert Company, from October 1990 to February 1992, and President and Director of P. T. Warner-Lambert Indonesia, an affiliate of Warner-Lambert Company, from March 1988 to October 1990.

  Mr. Cost has been associated with Centocor since January 1994, as Senior Vice President--Investor Relations and Strategic Operations. Previously, Mr. Cost was Director of Investor Relations for Eastman Kodak Company from October 1991 to December 1993, and Director of Strategic Planning for Worldwide Manufacturing for Eastman Kodak Company from June 1989 to October 1991.

  Mr. Page has been associated with Centocor since September 1987, as Senior Vice President--Regulatory Affairs and Quality Assurance since March 1994, as Senior Vice President--Worldwide Regulatory Affairs from August 1992 to March 1994, as Vice President--Worldwide Regulatory Affairs from June 1990 to August 1992, and as Vice President--International Regulatory Affairs from September 1987 to June 1990.

  Dr. Woody has been associated with Centocor since August 1991, as Chief Scientific Officer since August 1992, and as Senior Vice President--Research and Development since August 1991. Previously, Dr. Woody served as Commanding Officer of the U.S. Navy Medical Research and Development Command from 1988 to 1991.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                   REPORT OF BOARD OF DIRECTORS' COMPENSATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors, consisting entirely of non-employee directors, is responsible for establishing and reviewing the compensation of the Company's executive officers.

EXECUTIVE COMPENSATION POLICIES

  The Company's executive compensation programs are designed to attract and retain experienced and well-qualified executive officers who will enhance the performance of the Company and build shareholders' equity. The Company's executive compensation packages generally include four components: base salary; a discretionary annual cash bonus; stock options and restricted stock awards; and executive benefits.

  In setting the compensation level for executive officers, the Committee is guided by the following considerations:

    --compensation levels should be competitive with compensation generally being paid to executives in the pharmaceutical and biotechnology industries to ensure the Company's ability to attract and retain superior executives;

    --a significant portion of executive officer compensation should be paid in the form of equity-based incentives to link closely shareholder and executive interests and to encourage stock ownership by executive officers; and

    --each individual executive officer's compensation should reflect the performance of the Company as a whole, the performance of the officer's business unit, if applicable, and the performance of the executive officer.

BASE SALARY

  An executive officer's base salary is determined by the Company's overall performance, the responsibility of the particular position, and an assessment of his performance against his individual responsibilities and objectives, including, where appropriate, the impact of such performance on the business results of the Company. The Committee also may consider non-financial indicators including, but not limited to, strategic developments for which an executive officer has responsibility and intangible elements of managerial performance. Executive officer salaries are generally reviewed annually and adjusted on a calendar year basis based upon these considerations.

ANNUAL CASH BONUS

  The Committee may make cash awards to executive officers based on certain financial and non-financial indicators of corporate performance. An individual executive officer's annual bonus is a percentage of his base salary determined by the executive's job level and scope of responsibility.

  Based on the Company's performance in 1994, the Committee elected not to award cash bonuses to its executive officers with respect to such year.

STOCK OPTIONS AND RESTRICTED STOCK AWARDS

  The Committee may grant stock options and/or restricted stock awards to executive officers. The Committee sets guidelines for the number of stock options granted or shares awarded, based on the

Company's performance and the targeted value of each executive's overall compensation package. In setting such guidelines, the Committee evaluates the long-term incentive packages offered to the Company's executives in relation to the long-term incentive packages other biotechnology companies which the Committee considers to be in the Company's peer group offer their executives. The Committee considers the Company's peer group to be Amgen Inc., Biogen, Inc., Genentech Inc., Genzyme Corporation and Chiron Corporation.

  The Committee granted all executive officers stock options in 1994 as an incentive for future performance, but elected not to grant any restricted stock awards.

EXECUTIVE BENEFITS

  In order to provide an attractive package for executive officers, thereby enabling the Company to attract and retain necessary executive talent, the Company often supplements the standard benefits package offered to all employees with special executive benefits.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Mr. Holveck's 1994 compensation consisted of base salary, stock options, and executive benefits.

  In view of Mr. Holveck's responsibility and seniority, the Committee set his 1994 base salary at $300,000, to be competitive with base salaries paid to other executives in the biotechnology industry with similar responsibilities and seniority. Based on his achievement of certain objectives, the Committee granted Mr. Holveck options to purchase 120,000 shares of Common Stock in 1994. These option grants, together with prior option grants and restricted stock awards, reflect the Committee's policy of encouraging long-term performance and promoting executive retention while further aligning management's and shareholders' interest in the performance of the Company's Common Stock.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

  Section 162(m) of the Internal Revenue Code, applicable in tax years beginning on or after January 1, 1994, generally disallows a tax deduction to publicly-held companies for annual compensation in excess of $1 million earned by the chief executive officer or any of the other four highest compensated officers. The deduction limit does not apply, however, to performance-based compensation that satisfies certain requirements. Although the Committee has not yet determined a policy with respect to Section 162(m) and no officer of the Company is expected to earn compensation in excess of $1 million in 1995 that would not qualify as performance-based compensation, the Committee intends to review the implications of Section 162(m) with respect to the Company's executive compensation policies.

                                          The Compensation Committee

                                          Dr. Anthony B. Evnin
                                          Dr. William F. Hamilton
                                          Dr. Antonie T. Knoppers
                                          Mr. Ronald A. Matricaria

                 SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth, for the fiscal years ended December 31, 1994, 1993 and 1992, the cash compensation paid by the Company, as well as certain other compensation paid with respect to those years, to the chief executive officer and each of the four other most highly compensated policy-making principals of the Company in all capacities in which they served. Cash bonuses are stated in the year for which they are awarded, whether paid or accrued.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                      ---------------------
                                               ANNUAL COMPENSATION           AWARDS
                                            ------------------------- ---------------------
          (A)                               (B)     (C)        (D)       (F)        (G)           (I)
                                                                                 SECURITIES
                                                                      RESTRICTED UNDERLYING
        NAME AND                                                        STOCK     OPTIONS/     ALL OTHER
       PRINCIPAL                                                       AWARD(S)     SARS      COMPENSATION
        POSITION                            YEAR SALARY ($) BONUS ($)   ($)(1)     (#)(2)        ($)(3)
       ---------                            ---- ---------- --------- ---------- ----------   ------------
David P. Holveck........................    1994  $300,000       --         --    120,000        $6,463
 President and Chief                        1993  $279,000   $50,000   $ 80,000   174,000        $6,146
 Executive Officer                          1992  $238,000       --    $220,000    50,000        $5,829

Hubert J.P. Schoemaker..................    1994  $360,000       --         --    125,000        $6,724
 Chairman of the Board                      1993  $340,000   $55,000   $ 80,000   210,000        $7,411
                                            1992  $352,000       --         --        --         $7,123

Bobba Venkatadri(4).....................    1994  $239,000       --         --     60,000        $5,619
 Executive Vice President                   1993  $200,000   $30,000   $ 40,000    60,000        $4,832
 Pharmaceutical Division                    1992  $135,000   $10,000   $ 65,000    70,000(5)     $4,553

Martin R. Page..........................    1994  $198,000       --         --     40,000        $5,013
 Senior Vice President,                     1993  $183,000   $12,500   $ 40,000    40,000        $4,660
 Regulatory Affairs and                     1992  $178,000       --         --     25,200(5)     $4,682
 Quality Assurance

James N. Woody..........................    1994  $265,000       --         --     60,000        $5,861
 Senior Vice President--Research and        1993  $241,000   $20,000   $ 80,000   110,000        $5,657
 Development, Chief Scientific Officer      1992  $213,000       --    $165,000    20,000        $5,148

- - --------
(1) The 26,000 shares awarded to Mr. Holveck under the Company's 1983 Restricted Common Stock Award Plan (the "1983 Award Plan") during the three fiscal years ended December 31, 1994 vest 20% each year for five consecutive years after the award. At December 31, 1994, Mr. Holveck held unvested awards under the 1983 Award Plan for an aggregate of 23,600 shares with a market value of $383,500.

    The 10,000 shares awarded to Dr. Schoemaker under the 1983 Award Plan during the three fiscal years ended December 31, 1994 vest 20% each year for five consecutive years after the award. At December 31, 1994, Dr. Schoemaker held unvested awards under the 1983 Award Plan for an aggregate of 23,000 shares with a market value of $373,750.

    The 10,000 shares awarded to Mr. Venkatadri under the 1983 Award Plan during the three fiscal years ended December 31, 1994 vest 20% each year for five consecutive years after the award. At December 31, 1994, Mr. Venkatadri held unvested awards under the 1983 Award Plan for an aggregate of 7,000 shares with a market value of $113,750.

    The 5,000 shares awarded to Mr. Page under the 1983 Award Plan during the three fiscal years ended December 31, 1994 vest 20% each year for five consecutive years after the award. At December 31, 1994, Mr. Page held unvested awards under the 1983 Award Plan for an aggregate of 8,200 shares with a market value of $133,250.

    The 22,000 shares awarded to Dr. Woody under the 1983 Award Plan during the three fiscal years ended December 31, 1994 vest 20% each year for five consecutive years after the award. At December 31, 1994, Dr. Woody held unvested awards under the 1983 Award Plan for an aggregate of 19,200 shares with a market value of $312,000.

    The vesting of all of the foregoing unvested shares may be accelerated under certain events constituting a change in control of the Company.

    With respect to restricted stock awards, shares of Common Stock are not issued prior to the vesting of an award. The holder of unvested restricted stock awards has no rights as a shareholder of the Company, including the right to receive dividends. The Company has not paid any dividends on its Common Stock and does not expect to pay any dividends in the foreseeable future.

(2) All of the options granted to Mr. Holveck, Dr. Schoemaker and Dr. Woody in the three fiscal years ended December 31, 1994, the 120,000 options granted to Mr. Venkatadri in 1993 and 1994, and the 80,000 options granted to Mr. Page in 1993 and 1994, were granted in tandem with an equal number of limited stock appreciation rights ("LSARs"). LSARs may be exercised only upon the occurrence of certain events constituting a change in control of the Company, only during the 30-day period following shareholder approval of any such event (but may not in any event be exercised for six months after the date of grant of the LSAR), and will be exercisable only if and to the extent that the options to which they relate are exercisable. For each share for which an LSAR is exercised, the optionee will receive an amount in cash equal to the difference between (1) the exercise price per share of the option to which the LSAR relates and (2) the fair market value per share of the Common Stock issuable upon exercise of the option on the date the LSAR is exercised.

(3) All of such amounts constitute contributions made by the Company to the Company's Qualified Savings and Retirement Plan for the accounts of the named principals.

(4) Mr. Venkatadri joined the Company on March 2, 1992.

(5) Although Mr. Venkatadri was granted an aggregate of 110,000 options during 1992, 30,000 of such options were granted in exchange for 40,000 options at a higher exercise price which were surrendered pursuant to an Option Exchange Program (the "1992 Exchange Program"). The 40,000 options surrendered pursuant to the 1992 Exchange Program were granted to Mr. Venkatadri in 1992. While such 1992 Exchange Program was not offered to executive officers of the Company, Mr. Venkatadri was permitted to participate since he was not an executive officer at the time such 1992 Exchange Program was offered.

    Although Mr. Page was granted an aggregate of 33,200 options during 1992, 5,200 of such options were granted in exchange for 8,000 options at a higher exercise price which were surrendered pursuant to the 1992 Exchange Program. The 8,000 options surrendered pursuant to the 1992 Exchange Program were granted to Mr. Page in 1992. While such 1992 Exchange Program was not offered to executive officers of the Company, Mr. Page was permitted to participate since he was not an executive officer at the time such 1992 Exchange Program was offered.

                  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

  The following table sets forth information concerning the grant of stock options and LSARs under the Company's 1987 Non-Qualified Stock Option Plan to the principals named in the Summary Compensation Table during the fiscal year ended December 31, 1994:

                           OPTION/LSAR GRANTS IN LAST FISCAL YEAR
                              INDIVIDUAL GRANTS                                POTENTIAL REALIZABLE
- - ------------------------------------------------------------------------------   VALUE AT ASSUMED
                           NUMBER OF                                              ANNUAL RATES OF
                          SECURITIES     % OF TOTAL                                 STOCK PRICE
                          UNDERLYING   OPTIONS/LSARS                             APPRECIATION FOR
                         OPTIONS/LSARS    GRANTED                     EXPIRA-       OPTION TERM
                            GRANTED     TO EMPLOYEES     EXERCISE       TION   ---------------------
          NAME             (#)(1)(4)   IN FISCAL YEAR PRICE ($/SH)(2) DATE (3)  5% ($)     10% ($)
          ----           ------------- -------------- --------------- -------- --------- -----------
David P. Holveck........    40,000(5)        5.5%         $11.875     1/27/04  $ 298,700 $   757,000
                            80,000(6)       11.0%         $10.125      5/4/04  $ 509,400 $ 1,290,900

Hubert J.P. Schoemaker..    45,000(5)        6.2%         $11.875     1/27/04  $ 336,000 $   851,700
                            80,000(6)       11.0%         $10.125      5/4/04  $ 509,400 $ 1,290,900

Bobba Venkatadri........    20,000(5)        2.7%         $11.875     1/27/04  $ 149,400 $   378,500
                            40,000(6)        5.5%         $10.125      5/4/04  $ 254,700 $   645,500

Martin R. Page..........    10,000(5)        1.4%         $11.875     1/27/04  $  74,700 $   189,300
                            30,000(6)        4.1%         $10.125      5/4/04  $ 191,000 $   484,100

James N. Woody..........    20,000(5)        2.7%         $11.875     1/27/04  $ 149,400 $   378,500
                            40,000(6)        5.5%         $10.125      5/4/04  $ 254,700 $   645,500



- - --------
(1) The exercisability of all of the options will accelerate upon the occurrence of certain events constituting a change in control of the Company.

(2) The price payable upon exercise of options may be paid in cash, property, services rendered, or, under certain circumstances, in shares of the Company's Common Stock having a fair market value equal on the date of exercise to the exercise price, or any combination thereof.

(3) Each of the options generally expires upon the earlier of six months after the employee's termination of employment or the expiration date noted above.

(4) All of the options were granted in tandem with LSARs.

(5) Such options first become exercisable as to one-half of the option shares on January 27, 1996, one-quarter of the option shares on January 27, 1997, and one-quarter of the option shares on January 27, 1998.

(6) One-third of such options became exercisable in December 1994 upon the achievement by the Company of a certain milestone. The balance of such options first become exercisable as to one-sixth of the option shares on May 4, 1996, one-quarter of the option shares on May 4, 1997, and one-quarter of the option shares on May 4, 1998.

            AGGREGATED OPTION/LSAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/LSAR VALUES

  None of the principals named in the Summary Compensation Table exercised any options during the fiscal year ended December 31, 1994. The following table sets forth information with respect to the unexercised options and LSARs held by each of those principals as of the end of such fiscal year:

                      AGGREGATED FY-END OPTION/LSAR VALUES

                              NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED          IN-THE-MONEY
                                  OPTIONS/LSARS          OPTIONS/LSARS AT FY-
                                  AT FY-END (#)                 END ($)
                            -------------------------- -------------------------
   NAME                     EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                     -----------  ------------- ----------- -------------
David P. Holveck...........   264,165(1)    279,835(1) $1,230,400   $2,075,700
Hubert J.P. Schoemaker.....   565,665(1)    333,335(1) $2,378,200   $2,429,300
Bobba Venkatadri...........    58,333(2)    131,667(3) $  283,600   $  885,700
Martin R. Page.............   100,600(4)     72,600(5) $  644,100   $  538,600
James N. Woody.............   123,333(1)    186,667(1) $  194,600   $1,259,800

- - --------
(1) All of such options were granted in tandem with LSARs.
(2) 13,333 of such options were granted in tandem with LSARs.
(3) 106,667 of such options were granted in tandem with LSARs.
(4) 10,000 of such options were granted in tandem with LSARs.
(5) 70,000 of such options were granted in tandem with LSARs.

PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five fiscal years ended December 31, 1994 with the cumulative total return on the Nasdaq Stock Market Index (U.S. and Foreign Companies) and the Hambrecht & Quist Biotechnology Index. The comparison assumes $100 was invested on December 31, 1989 in the Company's Common Stock and in each of the foregoing indices and further assumes reinvestment of dividends. The Company did not declare or pay any dividends during the comparison period.


                                     (ART)

                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                AMONG CENTOCOR, NASDAQ STOCK MARKET INDEX, AND
                    HAMBRECHT & QUIST BIOTECHNOLOGY INDEX


                           Nasdaq Stock
                           Market Index
                         (U.S. and Foreign       Hambrecht & Quist
Calendar Year Ended          Companies)         Biotechnology Index    Centocor
- - ---------------------    -----------------      -------------------    --------
FYE 1989                      $100.00               $100.00            $100.00
FYE 1990                      $ 85.02               $158.51            $178.00
FYE 1991                      $135.71               $374.07            $428.00
FYE 1992                      $157.36               $332.42            $130.00
FYE 1993                      $181.15               $286.56            $ 95.00
FYE 1994                      $175.25               $272.22            $130.00


TRANSACTIONS INVOLVING DIRECTORS AND MANAGEMENT

  At various times in 1994, various executive officers vested in shares awarded pursuant to the 1983 Award Plan and were granted options pursuant to the 1987 Non-Qualified Stock Option Plan.

  The Company has arrangements with all executive officers other than Mr. Holveck pursuant to which each will receive severance payments of twelve months compensation in certain cases in the event of termination of his employment by the Company. The Company has an arrangement with Mr. Holveck pursuant to which he will receive a lump-sum payment of twelve months compensation in certain cases in the event of termination of his employment by the Company.

  The terms of currently unexercisable options for an aggregate of 1,201,204 shares and currently unvested restricted stock awards for an aggregate of 115,892 shares granted to all executive officers and certain other employees of the Company provide for the acceleration of the exercisability of such options and the vesting of such common stock awards upon the occurrence of certain events constituting a change in control of the Company.

  In 1994, the Company made a research grant of approximately $72,400 to Dr. Steinman's laboratory at Stanford University to support research of Dr. Steinman and others. Dr. Steinman also provides scientific consulting services to the Company under a consulting agreement. The Company pays Dr. Steinman $60,000 per year for services rendered under such agreement.

  Davis Polk & Wardwell, in which Mr. Spizzirri was a partner in 1994, provided legal services to the Company in 1994.

                                 OTHER BUSINESS

  The Board of Directors knows of no business that will be presented at the meeting other than (1) the election of directors and (2) the proposal to amend the 1989 Directors' Plan. If any other matter is properly presented to the meeting, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                             ADDITIONAL INFORMATION

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  KPMG Peat Marwick, independent certified public accountants, audited the consolidated financial statements of the Company for the year ended December 31, 1994. Representatives of KPMG Peat Marwick are expected to attend the 1995 annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions. The Board of Directors has selected KPMG Peat Marwick as the independent public accountants to audit the Company's consolidated financial statements for the year ending December 31, 1995.

DEADLINE FOR SHAREHOLDERS' PROPOSALS

  The Company must receive any proposal which a shareholder wishes to submit to the 1996 annual meeting of shareholders before December 11, 1995, if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting.

                                          George D. Hobbs
                                          Secretary

April 10, 1995

                                CENTOCOR, INC.

                                  MALVERN, PA


       Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders to be held May 17, 1995


     The undersigned hereby appoints David P. Holveck and George D. Hobbs, and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of Centocor, Inc. to be held on Wednesday, May 17, 1995, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon, and in their discretion upon such other business as may arise during the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.

     It is agreed that unless otherwise marked on the reverse side, said attorneys and proxies are appointed with authority to vote FOR the election of directors and that as to the other proposal which is described in the proxy statement said attorneys and proxies shall vote as directed, or in the absence of such direction, FOR such proposal.

               (PLEASE FILL IN, SIGN AND DATE THIS PROXY CARD ON
                  THE REVERSE SIDE AND RETURN IT PROMPTLY IN
                            THE ENCLOSED ENVELOPE.)
                                                          SEE REVERSE
                                                             SIDE

     Please mark
 X   votes as in
     this example.


1.   ELECTION OF DIRECTORS

NOMINEES:  Anthony B. Evnin, William F.
Hamilton, David P. Holveck, Antonie T.
Knoppers, Ronald A. Matricaria, Hubert
J. P. Schoemaker, Richard D. Spizzirri,
Lawrence Steinman, and Jean C. Tempel.

FOR  (except     WITHHELD (for all
     as indi-             nominees)
     cated
     below)

For, except vote withheld from the following nominee(s):



_____________________________



                                            FOR      AGAINST    ABSTAIN

2.   Proposal to amend the Company's 1989
     Non-Employee Directors' Non-Qualified
     Stock Option Plan


     MARK           MARK HERE IF YOU
     HERE FOR       PLAN TO ATTEND
     ADDRESS        THE MEETING ON
     CHANGE         MAY 17, 1995


Signature should be the same as the name printed hereon:
Executors, administrators, trustees, guardians, attorneys and officers of corporations should add their title when signing.

Signature:_________________________Date:_____________

Signature:_________________________Date:_____________